W3 GROUP, INC.
                         444 MADISON AVENUE, SUITE 1800
                               NEW YORK, NY 10022
                         212-750-7878/212-750-2326 FAX


January 19, 2005

Shane Rodgers, CEO
Signal Companies Inc.
9229 West Sunset Blvd
Suite 830
Los Angeles, CA 90069


Re: Proposed Acquisition of Cristina Acquisition Corp. (hereinafter "CAC", or
    "Acquiree") from Signal Companies, Inc. (hereinafter "Signal") by W3 Group, Inc. (hereinafter "W3")


Dear Mr. Rodgers:

It is the understanding of both parties that the following proposed acquisition is contingent upon an agreement being reached between Signal and Ameristar Group Incorporated (a shareholder and creditor of "W3 Group") to provide investment banking services to Signal. It is also understood and agreed upon by W3, Signal and CAC that the proposed transaction will result in the increase the capitalization of the resulting combined company and that controlling interest following the reverse merger will remain in the hands of Signal shareholders or their designees.

This Letter sets forth the principal terms of the understanding between W3 and Acquiree concerning the exchange of all the issued and outstanding capital stock of Acquiree for the issuance of shares of W3's Common Stock in such amount as shall equal approximately eighty-three (83%) percent of the total issued and outstanding shares of W3 immediately following completion of such exchange (the "Exchange Shares"), as set forth herein. This Letter is not a binding contract, except as to provisions that are expressly stated to be binding upon the parties hereto, and is subject to execution of a formal Acquisition Agreement (the "Agreement"). It is agreed that the Agreement shall embody the terms and conditions set forth herein, as well as such additional terms and provisions as are usual and customary to agreements of the nature contemplated hereby.

It is hereby understood and acknowledged that certain shareholders will, on behalf of the Company, pay a "finders fee" of six hundred thousand shares of their stock, post-reverse split, to the finders as identified by Signal Companies.

The parties understand and agree as follows:

1. Acquiree is a corporation formed under the laws of Delaware. CAC has been formed as wholly owned subsidiary of Signal. However, it is agreed that Signal may designated such other parties as it deems in its best interest to receive the Exchange Shares, including shareholders of Signal or their designees. The parties who shall at the Closing be entitled to receive the Exchange Shares, together with the number of Exchange Shares to be owned by each, are listed on Schedule A annexed hereto. Not later than the Closing Date Signal shall deliver to W3 and its counsel all required documentation in connection with any such distribution or allocation of the Exchange Shares as shall be required by law or reasonably requested by W3, its counsel or its transfer agent in connection with the issuance of the Exchange Shares. Except as mutually agreed, Acquiree shall have no other class of capital stock issued or authorized and there shall exist no other agreements, options, rights or instruments which would require or permit Acquiree to issue any additional securities of any class to any person or entity. None of Acquiree's securities are qualified to trade in any public market either in the United States or elsewhere.

January 19, 2005
Shane Rodgers
Page 2.

2. W3 was duly incorporated on February 12, 1988 under the laws of the state of Colorado and changed its domicile to Delaware on May 7, 2003. W3 has authorized capital stock of 40,000,000 shares of Common Stock, $0.0001 par value, of which 23,264,145 shares are presently issued and outstanding. W3 also has authorized 10,000,000 shares of Preferred Stock, which may be issued in series by order of the Board of Directors. As of the date hereof, W3 has issued and outstanding the following securities in addition to its common stock: 1,499,060 shares of Series B, non-dividend bearing, Convertible Preferred Stock. Each Series B share is convertible into one-half share of Common Stock. W3 does not presently have any other class of capital stock issued or authorized.

3. The parties desire and intend to enter into a transaction whereby W3 will acquire 100% of the issued and outstanding securities of Acquiree in exchange for the Exchange Shares. At the Closing of the transaction contemplated herein, W3 will cause to be issued to the designated parties of Acquiree (the "Shareholders") the Exchange Shares in exchange for all of the issued and outstanding shares of Acquiree. The Exchange Shares shall be issued to the Shareholders in conformity to the provisions of Schedule A, which may be amended by CAC and Signal at any time up to 72 hours before the Closing Date, provided that any such amendment thereto shall not require the registration of the Exchange Shares under Section 5 of The Securities Act of 1933, as amended. If actual certificates are not available W3 shall deliver irrevocable instructions to its transfer agent to issue the Exchange Shares.

4. The Exchange Shares will be subject to satisfaction of the registration requirements under the Securities Act of 1933, as amended (the "Act") and confirmation that the transaction does not otherwise violate the Act or the laws of any state having jurisdiction over either Acquiree or W3. The Exchange Shares will be "restricted securities" as that term is defined under the Act and appropriate legends will be placed upon the certificates representing the Exchange Shares and appropriate stop transfer instructions shall be placed against them on the transfer books of W3. Shareholders shall each execute and deliver to W3 an Investment Letter for the Exchange Shares in form and content satisfactory to Counsel for W3.

5. This exchange is intended to qualify as a tax-free reorganization under
Section 368 of the Internal Revenue Code.

6. Upon closing Acquiree will become a wholly owned subsidiary of W3. However, the parties agree that if, following the due diligence investigation of W3 and of Acquiree's operations (or planned operations), the parties determine that an alternate form of business combination (such as the merger of Acquiree into W3) is preferable, Acquiree and Shareholders will proceed with the contemplated transaction provided such alternate combination does not cause a material adverse impact to the benefits to Shareholders hereunder.

7. It is expressly understood and agreed that if approval of the Agreement requires the affirmative consent of shareholders, both Acquiree and W3 shall obtain such consent prior to the Closing Date. Both Acquiree and W3 will use their best efforts to have their respective officers and directors to take all action necessary to secure such consent prior to the Closing Date. Further, Signal, Acquiree and W3 will use their best efforts to have such officers and directors hereby irrevocably commit they shall vote any shares of their respective companies owned by them in favor of the proposed transaction. Failure to meet this requirement within the next 30 days shall nullify this agreement and all documents will be returned to the original owner.

8. The parties acknowledge that W3 may be required to make an appropriate disclosure of the fact and pendency of the present negotiations between Acquiree and W3 and of the general provisions of this Letter. Such disclosure is, or may, be required in order to comply with applicable state or federal securities laws. The parties hereto expressly consent to such disclosure pursuant to the reasonable direction of W3 and its counsel upon and after consultation with Acquiree and its counsel regarding the nature and extent of such disclosure.

January 19, 2005
Shane Rodgers
Page 3.

9. The parties understand and agree that the following additional conditions shall be conditions precedent to be met before a Closing of the transaction contemplated hereby:

     a. Each Party shall deliver to the other Party audited financial statements for each of the two most recent fiscal years since its inception. Such financial statements shall be presented in conformity with generally accepted accounting practices and specifically conforming with the requirements of Regulation S-K or S-B (as such shall apply to Acquiree) under the Securities Act of 1934, as amended. In the event that between the date of this Letter and the Closing Date, as defined in the Agreement, either Party shall have passed the end of its fiscal year then the financial statements referred to herein shall be audited statements for such newly concluded year as well. Each Party shall authorize its independent accountants and other employees to cooperate fully with the other Party's employees, accountants and attorneys and to disclose all information relevant to either the financial statements provided hereunder or to the due diligence investigation.

     b. In the event either Party is not able to deliver the required audited financial statements by the Closing Date then, the Closing Date shall be adjourned for a period of time to be mutually agreed upon by the parties in order to allow completion thereof so that such audited financial statements may be available at the Closing in order for W3 to comply with the Form 8-K disclosure required to be made upon the closing of this transaction.

     c. Acquiree shall deliver to W3 copies of its Articles of Incorporation and By-Laws, including all amendments thereto and a certificate of good standing in its state of incorporation and all other states where it is required to be authorized to do business. All such certificates shall be dated within 30 days of the Closing Date.

     d. W3 shall deliver to Acquiree, or its counsel, copies of its Articles of Incorporation and By-Laws, including all amendments thereto and a certificate of good standing in its jurisdiction of incorporation and all other states wherein it is required to be authorized to do business. All such certificates shall be dated within 30 days of the Closing Date.

     e. Such other opinions and documents as may be required by the formal Agreement contemplated by this Letter.

     f. W3 shall effect a reverse split of its common stock on a 1-for-20 basis.

     g. Acquiree shall provide evidence of one million five hundred thousand dollars ($1,500,000) in escrow on or before January 31, 2005. A Formal Closing of the proposed transaction shall take place as soon thereafter as possible but no longer than 60 days thereafter unless extended by the mutual agreement of the parties.

     h. Pending the Closing Date, neither W3 nor Acquiree will incur any indebtedness other than in the ordinary course of business, and will not commit to any material undertakings, programs or projects without the prior written consent of the other party.

     i. Pending the execution of the Formal Agreement and the consummation of the transaction, W3 and Acquiree shall each provide to the other and their designated representatives, full access to their books and records, including, without limitation, their books or original entry ledgers, minute books, stockholders' lists, contracts, and all other documents maintained by them in their business operations and reasonably requested in connection with their due diligence investigation.

     j. CAC shall provide evidence, at the closing, that it owns producing oil wells. However, the parties understand and agree that a more detailed statement of the assets and business of CAC shall be set forth in the final Agreement and the Closing of this transaction shall be subject to meeting such commitments by CAC prior to Closing.

January 19, 2005
Shane Rodgers
Page 4.

10. Each party hereto shall indemnify and hold harmless the other party at all times after the date hereof against and in respect to any liability, damage or deficiency, all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorney's fees incident to any of the foregoing, resulting from any misrepresentation, breach of covenant or warranty for non-fulfillment of any agreement on the part of such party under this Letter or the final Agreement contemplated hereby, or from any misrepresentation in or omission from any certificate furnished or to be furnished to a party hereunder or under the terms of the final Agreement. Subject to the terms of this Letter or the final Agreement contemplated between the parties, the defaulting party shall reimburse the other party on demand for any reasonable payments made by said party at any time after the date of this Letter or of the Final Agreement in respect to any liability or claim to which the foregoing indemnity relates, provided that such payment is made after reasonable notice to the other party to defend or satisfy the same and such party shall fail to do so.

11. CAC shall agree that the shareholders of the original W3 shares outstanding immediately prior to the Closing shall be granted Piggyback Registration Rights in the event that the Company files a registration statement.

12. CAC shall agree and warrant that it shall not effect any further reverse split of its Common Stock for a period of 24 months after closing without the approval of the owners of a majority of the share of W3 outstanding immediately prior to the Closing.

13. Signal hereby agrees that it shall reimburse W3 for its reasonable legal fees incurred in connection with the transaction contemplated herein.

14. Signal hereby agrees that it, or its designee, shall at the Closing pay to W3 the sum of $180,000 in order for W3 to meet costs and expenses in connection with the transaction contemplated herein, including the satisfaction of certain presently outstanding loans and obligations of W3, with the balance, if any, to be distributed at the Closing date to the Pre-Closing shareholders of W3 as a partially liquidating dividend.

In the event that the Agreement is not executed as provided herein, any deposit paid shall be non-refundable. If the foregoing accurately sets forth our understanding of the discussions and intentions of the parties, please indicate the same by dating and executing this letter where indicated below.


Very truly yours,

W3 GROUP, INC.

By: /s/ Robert Gordon
   -------------------------------
  	Robert Gordon, President


ACCEPTED AND CONFIRMED:
CRISTINA ACQUISITON CORP.

By: /s/ Shane Rodgers
   -------------------------------
Print Name: Shane Rodgers
Print Title: CEO


ACCEPTED AND CONFIRMED:
SIGNAL COMPANIES, INC.

By: /s/ Shane Rodgers
   -------------------------------
Print Name: Shane Rodgers
Print Title: CEO

                                   SCHEDULE A

                   Shareholders of Cristina Acquisition Corp.



               Signal Companies Inc.                     100%
               9229 West Sunset Blvd., Suite 830
               Los Angeles, CA 90069